FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust II

Fund	Fidelity California Municipal Money Market Fund
Trade Date	9/25/12
Settle Date	10/4/12
Security Name	CA ST 4% 9/1/13
CUSIP	13063BB84
Price	103.362
Transaction Value	$27,494,292
Class Size	$824,530,000
% of Offering	3.226%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	U.S. Bancorp
Underwriting Members: (4)	Academy Securities, Inc.
Underwriting Members: (5)	Alamo Capital
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Backstrom McCarley Berry & Co., LLC
Underwriting Members: (8)	Barclays
Underwriting Members: (9)	BMO Capital Markets
Underwriting Members: (10)	Brandis Tallman LLC
Underwriting Members: (11)	City National Securities, Inc.
Underwriting Members: (12)	De La Rosa & Co.
Underwriting Members: (13)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (14)	Fidelity Capital Markets
Underwriting Members: (15)	Goldman, Sachs & Co.
Underwriting Members: (16)	Gigsby & Associates Inc.
Underwriting Members: (17)	J.P. Morgan
Underwriting Members: (18)	Jefferies
Underwriting Members: (19)	Morgan Stanley
Underwriting Members: (20)	Piper Jaffray & Co
Underwriting Members: (21)	Prager & Co., LLC
Underwriting Members: (22)	Ramirez & Co., Inc
Underwriting Members: (23)	Raymond James & Associates, Inc.
Underwriting Members: (24)	SL Hare Capital, Inc.
Underwriting Members: (25)	Siebert Brandford Shank & Co.,LLC
Underwriting Members: (26)	Southwest Securities, Inc.
Underwriting Members: (27)	Stone & Youngberg, a Division of Stifel Nicolaus
Underwriting Members: (28)	Sutter Securities Incorporated
Underwriting Members: (29)	Wedbush Morgan Securities
Underwriting Members: (30)	William Blair & Company
Underwriting Members: (31)	Wells Fargo Securities